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Exhibit 10.4

                       ASSET PURCHASE AND
                  ACCOUNT ASSUMPTION AGREEMENT


     This Asset Purchase and Account Assumption Agreement
("Agreement"), dated as of March 4, 1996, is by and between Coastal Banc ssb, a Texas chartered savings bank headquartered in Houston, Texas ("Seller") and First State Bank, N.A., a national bank headquartered in Abilene, Texas ("Buyer").

                           WITNESSETH:

     WHEREAS, Seller owns and operates a branch office located at 4112 College Hills Boulevard, San Angelo, Texas and described in
Exhibit "A" hereto (hereinafter referred to as the "Branch
Office");

     WHEREAS, Seller desires to transfer and Buyer desires to acquire the Branch Office, including all leasehold interests of the Seller and other contractual rights associated with the Branch Office, certain loans, certain of the personal property located at the Branch Office and cash on hand at the Branch Office; and

     WHEREAS, Seller desires to transfer and Buyer desires to assume the deposit accounts maintained at or for the Branch Office and certain other liabilities pertaining to the continuing operations thereof;

     NOW THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

I.   ASSUMPTION OF LIABILITIES

      Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to assign, and Buyer agrees to assume liability on the Closing Date for:

     (a) All deposit accounts, of every kind and description, excluding all outstanding cashier's checks and other official checks maintained at or for the Branch Office as the same shall exist at the close of business on the Closing Date, as defined in
Article IV hereof, together with unpaid accrued interest thereon through the Closing Date (such deposits and interest referred to herein as the "Deposit Liabilities"), and excluding deposits attached in garnishment or other legal process and accounts identified for escheatment as of the Closing Date. Notwithstanding the foregoing, Buyer shall have the right, but not the obligation, to assume any "out-of-area" deposits

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included within the Deposit Liabilities as of the Closing Date.
For purposes of this Agreement the term "out-of-area" deposits shall mean those Deposit Liabilities to customers residing outside Tom Green County and its contiguous counties. Buyer shall provide Seller with a list of those "out-of area" Deposit Liabilities it elects to assume at the Closing. Said Deposit Liabilities totaled $15,924,632 as of February 26, 1996 and are more fully identified on Exhibit B hereto, which is subject to change for additions, deletions and modifications due to normal daily activity. Exhibit B shall be updated within 10 business days prior to the Closing Date and shall be delivered by Seller to Buyer on the Closing Date. Exhibit B shall also be updated as of the Closing Date and delivered by Seller to Buyer as promptly as possible thereafter.
In connection with the assumption by Buyer of the Deposit Liabilities, Seller, at Buyer's request, shall transfer and deliver to Buyer as of the Closing Date the originals, to the extent such are in Seller's possession and reasonably capable of being separated from other accounts and records of Seller not pertaining to the Branch Office, of all records, documents and information relating to the Deposit Liabilities, including such as shall be necessary to enable Buyer to comply with any applicable tax withholding requirements relating to the Deposit Liabilities.

     (b) Leases for the Branch Office ("Leases") and other contractual obligations including safe deposit box leases assumable by Buyer without penalty and related to the operation of the Branch Office and any other obligations associated with the Assets, as defined below, and which are described on Exhibit C hereto.
Exhibit C shall also include true and complete copies of any and all executed Leases, amendments thereto and other agreements affecting the Branch Office. Assignment of the Leases shall be in recordable form and by written instrument sufficient to vest and confirm in Buyer good and marketable title to such Leases, free and clear of any and all liens, claims, charges, security interests and encumbrances. Exhibit C shall be updated as of the Closing Date.

Except as otherwise expressly assumed herein, Seller shall retain all liabilities of the Branch Office not expressly assumed by the Buyer under this Section I.


II.  PURCHASE OF ASSETS

     On the Closing Date, Buyer shall purchase, acquire and accept, and Seller shall sell, transfer, convey, assign and deliver to Buyer all of the right, title and interest of Seller, free and clear of all liabilities, obligations, liens and encumbrances, with the exception of those liabilities and obligations which are associated with the Account Loans, as defined below, upon the terms and subject to the conditions hereinafter set forth, in the following assets (the "Assets"):

     (a) All of Seller's interest in the real estate described in Exhibit "A" ("Real Property"). The purchase price for the Real Property shall be an amount equal to Seller's net book value for such property on the Closing Date. For the purposes of this Agreement, the term "net book value"

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

shall mean the amount of such asset on Seller's financial statements calculated in accordance with generally accepted accounting principles ("GAAP").

     (b) All personal property, improvements, office equipment and fixtures located in and used in connection with the operation of the Branch Office and which are described on Exhibit D hereto ("Operating Assets"). Exhibit D shall be updated as of the Closing Date and delivered by Seller to Buyer on the Closing Date. The purchase price of the Operating Assets described on Exhibit D shall be an amount equal to Seller's net book value for such property on the Closing Date. The Seller estimates that personal property, except for the contents of safe deposit boxes, located at the Branch Office that is owned by persons other than Seller and not leased by Seller does not exceed $500 in value.

     (c) All loans secured by Deposit Liabilities maintained at or for the Branch Office ("Account Loans") and those consumer loans which are identified on Exhibit E hereto, (collectively the "Loans") which is subject to change for additions, deletions and modifications due to normal daily activity; provided, however, the term Account Loans for purposes of this Agreement shall not be deemed to include overdrafts over $100, unless agreed to in writing by Buyer. Exhibit E shall be updated within 10 business days prior to the Closing Date and shall be delivered by Seller to Buyer on the Closing Date. Exhibit E shall also be updated as of the Closing Date and delivered by Seller to Buyer as promptly as possible thereafter. The purchase price of the Loans shall be an amount equal to the outstanding principal balance for the Account Loans on the Closing Date plus accrued interest.

     (d) Leases and other contractual obligations related to the operation of the Branch Office and which are described in Exhibit
C hereto.

     (e) All coinage and currency owned by Seller and held at the Branch Office as of the close of business on the Closing Date to be determined by an audit conducted on the Closing Date by the Seller and Buyer.


III. PAYMENT FOR ASSETS AND ASSUMPTION OF LIABILITIES

     (a) On the Closing Date, Seller shall pay to Buyer by wire transfer in immediately available funds the amount of the Deposit Liabilities assumed plus any security deposits or prepaid rent held by Seller as lessor in connection with third party leases of the Real Property or any portion thereof, plus the prorated items owed by Seller to Buyer under Article III(c), less the sum of (i) the amount of the purchase price of the Real Property and Operating Assets and Account Loans determined in accordance with Article II,
(ii) the amount of any coinage and currency on hand at the Branch Office on the Closing Date, (iii) the net amount of any prorated items owed by Buyer to Seller under Article III(c) below, (iv) the amount of all security or other deposits paid by Seller in connection with any Leases or other contractual obligations, as set forth in Exhibit C hereto, and assumed by Buyer on the Closing Date, and (v) a premium determined in accordance with Article

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III(b) below ("Premium") (the funds being transferred from Seller to Buyer are hereinafter referred to as the "Assumption Funds"). The Assumption Funds to be paid on the Closing Date shall be based upon the respective balances of the Deposit Liabilities and Assets as of the close of business on the fourth business day immediately preceding the Closing Date, provided that the amount of the Assumption Funds shall be subsequently adjusted pursuant to paragraph III(d) below.

     (b) The Premium shall be determined by multiplying the amount of the Deposit Liabilities (excluding accrued interest) as of the Closing Date, by .051.

     (c) Utilities; ad valorem taxes; insurance premiums on assumed policies salaries; taxes withheld, collected from or payable on behalf of employees; personal property taxes assessed in connection with the Operating Assets; and all rentals, taxes and other amounts both payable and/or receivable and equipment, alarm, and other service agreement costs with respect to contracts affecting the Branch Office premises which are assumed by Buyer, including accrued interest but excluding federal deposit insurance or other insurance premiums, shall be prorated as of the Closing Date and reflected on the Closing Statement as set forth below.
Any items susceptible of being prorated but which cannot be prorated by the Closing Date shall be prorated as soon as the requisite information is available and shall be paid promptly thereafter by the appropriate party to the other party. The Seller shall be liable for and shall pay when due any special assessment levied by the Federal Deposit Insurance Corporation ("FDIC") for the purpose of recapitalization of the Savings Association Insurance Fund, ("the Special Assessment"), if the date used for the calculation of the Special Assessment (the "Calculation Date") is prior to the Closing Date, regardless of the actual date that the United States government, including without limitation the FDIC or Congress, makes a decision concerning the date to select as the Calculation Date. If the Calculation Date is determined to be a date on or after the Closing Date, Seller shall reimburse Buyer, on demand, in an amount equal to the lesser of (a) an amount equal to the assessment rate of the Special Assessment times the deposit balances of the Branch as of the Calculation Date or (b) an amount equal to the assessment rate of the Special Assessment times the deposit balances at the Branch as of the Closing Date. Buyer shall furnish Seller with documentation showing the deposit balances at the Branch as of the Calculation Date if the Calculation Date is after the Closing Date.

     (d) The actual Assumption Funds will be calculated based upon the respective balances of the Deposit Liabilities and Account Loans on the Closing Date. Within ten (10) business days after the Closing Date, Buyer shall advise Seller in writing of the actual Assumption Funds amount as of the close of business on the Closing Date (the "Post-Closing Schedule"). Buyer shall provide Seller and its independent accountants with access to the books, records, facilities and personnel reasonably required to enable Seller and its independent accountants to review the Post-Closing Schedule and the basis upon which the Post-Closing Schedule is rendered and Buyer shall reasonably cooperate with such review.

Within five (5) business days after delivery of the Post-Closing Schedule to Seller (the "Review Period"), Seller may dispute the Post-Closing Schedule by giving written notice to Buyer setting forth in reasonable detail the basis for such dispute (hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving such Disagreement. If the parties are not able to resolve such Disagreement within thirty (30) calendar days after delivery of the notice of Disagreement, such Disagreement shall be referred to as a nationally recognized accounting firm for determination of the disputed amounts in accordance with this Agreement. If Buyer and Seller do not within five (5) calendar days agree on the selection of a nationally recognized firm, their respective independent public accountants shall select such accounting firm. The determination of such firm shall be final and binding upon the parties and the amount so determined shall be used to complete the final Post-Closing Schedule. Such firm shall render its determination as soon as practicable after referral of the Disagreement, but no later than fifteen (15) calendar days thereafter. The fees and expenses of such firm shall be paid one-half by Buyer and one-half by Seller. The parties shall reasonably cooperate with each other and such firm with respect to the resolution of the Disagreement, such cooperation to include reasonable access to books, records, facilities and personnel.

On the second business day immediately following the later of the end of the Review Period or the final resolution of any Disagreement (the "Final Settlement Date"), the final purchase amount ("Final Transfer Amount") shall be calculated using the amounts reflected in the Post-Closing Schedule, as finally determined.

The difference between the Assumption Funds transferred on the Closing Date and the Final Transfer Amount determined to be actually due from Seller to Buyer or from Buyer to Seller shall be transferred, to Seller from Buyer or to Buyer from Seller, as the case may be, by federal wire transfer on the Final Settlement Date. The payment of the Final Transfer Amount shall include interest on such amount for the number of days from and including the Closing Date to but excluding the date of payment of the Final Transfer Amount (the "Interest Period") at the per annum rate (the "Federal Funds Rate"), computed on the basis of a 365 day year, equal to the arithmetic mean during the Interest Period of the average of the high and the low bid rates for federal funds on each business day during the Interest Period, as such bid rates are published in the Southwest Edition of The Wall Street Journal.

     (e) An appropriate adjustment to the Assumption Funds shall be made in the event that a good faith error in calculating the amount of the Deposit Liabilities or Account Loans is discovered within thirty calendar (30) days after the post-closing adjustment referred to in paragraph III(d) above.

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

IV.  CLOSING AND TRANSITIONAL MATTERS

     (a) The closing of the transactions contemplated by this Agreement shall take place on a Friday as agreed to by the parties and within 30 calendar days following the date on which all of the regulatory approvals referred to in Article VIII(a) of this Agreement shall have been obtained and all applicable waiting periods have expired as agreed to by the parties or on such other date as shall be mutually agreed to by the parties hereto (the "Closing Date").

     (b) The closing shall take place at the executive offices of Seller at 11:00 a.m., Central Time, on the date set forth above or at such other place as shall be mutually agreed to by the parties hereto.

     (c) The amount of the Assets and Deposit Liabilities to be transferred pursuant to this Agreement shall be determined as of the close of business on the Closing Date, and the assumption of the Deposit Liabilities and other liabilities and the transfer of Account Loans and other Assets shall be deemed to take place at the close of business on the Closing Date.

     (d) The purchase prices related to the Assets to be purchased and the amounts of the Deposit Liabilities to be assumed, shall be set forth on a Closing Statement to be prepared and executed by the parties effective as of the Closing Date.

     (e) On the Closing Date, Seller shall transfer, assign and deliver to Buyer such of the following records pertaining to the Deposit Liabilities as exist and are in Seller's possession in whatever form or medium such records are maintained by Seller on the Closing Date: (i) signature cards, orders and contracts between Seller and depositors, and records of similar character, (ii) all other records of account in hard-copy form.

Buyer acknowledges and agrees that, following the Closing Date it will preserve and safely keep, for as long as may be required by applicable law, all of the records of account referred to above for the joint benefit of Seller and Buyer, and that, with respect to transactions occurring on or before the Closing Date and involving the Deposit Liabilities, it will provide to Seller or its designated representatives, upon request, at any reasonable time and from time to time, information concerning the records of account and/or extracts therefrom or copies thereof. Seller and Buyer each acknowledge and agree that they shall provide to the Internal Revenue Service ("IRS"), to the extent required by law, Form 1099 with respect to each of the Deposit Liabilities for the periods during which Seller and Buyer, respectively, administer such Deposit Liabilities. Seller and Buyer further acknowledge and agree that at all times each party shall preserve and maintain the confidentiality of all such records of account and other depositor or customer information in accordance with customary banking practice and all applicable federal and state laws, rules and regulations.

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     (f)  Seller agrees to mail or cause to be mailed, to each of the depositors, each holder of a safe deposit box domiciled at the Branch Office and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets, the Deposit Liabilities or the operations of the Branch Office as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law. Each such notice shall be in a form acceptable to each party hereto, such approval not to be unreasonably withheld.

     (g) In order to reduce the continuing charge, to Seller through the check clearing system of the banking industry which will result from check forms and other items issued by Seller being used after the Closing Date by depositors or holders of the Deposit Liabilities, Buyer, at its cost and expense and without charge to such depositors, no less than five (5) business days after the Closing Date, shall prepare and mail, and Seller shall cooperate with Buyer in connection therewith, to each depositor or other holder of a Deposit Liability, as appropriate, (i) a letter prepared by Buyer, reasonably acceptable to and subject to the prior approval of Seller notifying each such depositor or holder of the transfer of his or her account pursuant to this Agreement and requesting where appropriate that effective on the Closing Date such depositor or holder cease using any ATM card, making any ACH debit or credit, writing checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) against any such account, and that such depositor or holder destroy immediately unused checks and withdrawal orders of Seller and ATM cards issued by Seller, and
(ii) as appropriate, signature cards and checks and withdrawal order forms of Buyer with instructions to utilize the checks or withdrawal orders of Buyer from the Closing Date forward.

     (h) On or before the Closing Date, Seller and Buyer shall cooperate and shall take all such action as is necessary to arrange for the direct routing to Buyer through the check clearing system of the banking industry, effective immediately after the Closing Date, of all checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) and relating to the Deposit Liabilities. In the event that after the Closing Date, Seller shall receive any such checks, drafts or withdrawal orders through the check clearing system of the banking industry, Seller shall immediately forward to Buyer or Buyer's agent, by facsimile or other means, a schedule of all such checks, drafts and withdrawal orders. Buyer shall notify Seller in a like manner and within one business day whether such items are to be paid or returned. Seller shall pay or return such items in accordance with the instructions of Buyer. Buyer agrees to wire payment to Seller for payment of such items by noon the following business day after receipt from Seller of its certification that such payment has been made and the original copy of the properly payable check, draft, or withdrawal order signed by such depositor. Seller will cause the original copy of checks, drafts and withdrawal orders paid by Seller in accordance with the instructions of Buyer to be sent to Buyer by regular overnight courier (such as UPS). Seller will pay the cost of such courier service and will be responsible for reconstructing any documentation for any item lost by such courier service for a period of one hundred twenty (120) calendar days after the Closing Date. After the expiration of said one hundred twenty (120) day period, Buyer shall have the

                                7

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complete responsibility for establishing and paying for any courier service used to transmit to Buyer items relating to the Deposit
Liabilities that are received by Seller.

     (i) Following the Closing Date, Buyer agrees to pay in accordance with law and customary banking practices all properly drawn checks and automated clearing-house debits and credits, ATM deposits and withdrawals, drafts and withdrawal orders presented to Buyer by mail, over the counter, through the check clearing system of the banking industry, and/or in the manner set forth below, by depositors or holders of the Deposit Liabilities, whether drawn on the checks, drafts or withdrawal order forms provided by Seller or by Buyer, and in all other respects, to discharge after the Closing Date, in the usual course of the banking business, all duties and obligations with respect to the balances due and owing including accrued interest to the depositors whose deposits are assumed by the Buyer.

     (j) If any such depositors or holders, instead of accepting the obligation of Buyer to pay the Deposit Liabilities assumed by Buyer pursuant to this Agreement, shall demand payment from Seller for all or any part of such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment except as provided by law. Seller may refer all such depositors or holders to Buyer in the manner and with such instructions, if any, as shall be hereafter established by Seller and Buyer, and Buyer shall thereupon be responsible for making such payment (if still demanded) to such depositor or holder. If any of such depositors or holders after the Closing Date shall present to Seller, whether in person, by mail, or otherwise, a check, draft or withdrawal order drawn against any of the Deposit Liabilities, Seller shall refer such depositor or holder, or deliver such check, draft or withdrawal order, to Buyer as set forth above. Buyer shall pay all such properly drawn checks, drafts and withdrawal orders as set forth above and shall reimburse Seller for all expenses paid and charges incurred, if any, by Seller with respect to all such properly drawn checks, drafts and withdrawal orders subject to the provisions of Section IV(k).

In connection with the performance by Seller of the limited duties and obligations set forth in Sections IV(h), (i) and (j), Buyer acknowledges and agrees that Seller has not made any representations or warranties to Buyer with respect to such checks, drafts or withdrawal orders and any representations and warranties implied by law are hereby disclaimed by Seller.

     (k) Buyer agrees to pay promptly to Seller, in the manner provided below, the amount of any checks, drafts, or other items originally credited by Seller to an account acquired by Buyer prior to the Closing Date which are charged back or otherwise returned to Seller unpaid or for refund after the Closing Date; provided, however, that Buyer shall not be obligated to pay to Seller for any such item more than the collected balance credited to that deposit account at the time of Buyer's receipt of notice of such returned item (as such collected balance may be increased by additional deposits subsequent to Buyer's receipt of such notice). Upon its receipt of any such returned item, Seller shall give notice (by telephone or in writing) to Buyer of such return and shall forward such item to Buyer. Upon Buyer's receipt of notice from Seller of any such returned item,

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Buyer shall place a hold for the amount of such item on the account to which it originally was credited and, following its receipt of the returned item from Seller, Buyer shall remit to Seller the payment provided for above and charge such payment to the related account.

     (l) Seller shall provide all information and take all steps required to be taken by it that are reasonably necessary for Buyer to effect the transfer of any direct deposit arrangement affecting any of the Deposit Liabilities and shall promptly pay to Buyer any funds received by Seller which are intended to be credited to any such Deposit Liability. Buyer shall complete all actions necessary to effect the transfer of such direct deposit arrangements within 90 calendar days after the Closing Date. Seller shall have the right to return to the payor any direct deposit item received by it subsequent to 30 calendar days after the Closing Date.

     (m) If the balance due on any Account Loan purchased pursuant to this Agreement has been reduced by Seller as a result of a payment by check received on or prior to the Closing Date which is charged back or otherwise returned to Seller unpaid or for refund after the Closing Date, the asset value represented by the Account Loan transferred shall be increased by the amount of such payment and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

     (n) Seller shall cooperate with Buyer and use its best efforts to assist in the transfer to Buyer of the Deposit Liabilities, Loans and Leaseholds and Operating Assets, and shall take all actions necessary to accomplish such transfer, including but not limited to the provision of any notices required by law to customers in respect of the Deposit Liabilities and the Account Loans, regardless of whether such notices need to be given before or after the Closing Date. Seller shall supply Buyer with such information and records relating to the Deposit Liabilities and the Loans as Buyer may reasonably request, including, but not limited to, periodic portfolio reports and computer tapes setting forth current account information, including ATM cardholder information as to all of the Deposit Liabilities and the Loans in machine-readable format and any information required for inclusion in all applications to regulatory authorities necessary to consummate the transactions contemplated by this Agreement. Further, Seller shall assist on Buyer's behalf to facilitate a smooth transfer of information from Seller's processing system to Buyer's processing system.

     (o) Prior to the Closing Date, Buyer shall designate a successor trustee in a manner substantially similar to Exhibit "J" which successor trustee may be Buyer ("Successor Trustee"), as to any individual retirement account ("IRA") or Keogh plan account constituting a Deposit Liability and the parties will cooperate with the Successor Trustee. Seller will transfer the trusteeship of all such IRA and Keogh plan accounts to the Successor Trustee on the Closing Date. Seller shall be responsible for all federal, state and local income tax reporting for such IRAs and Keogh plan accounts for the period of time ending on the Closing Date and the Successor Trustee shall be responsible for such reporting thereafter.

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     (p)  Holds that have been placed by Seller on particular
Deposit Liabilities or on individual checks, drafts or other instruments shall be continued by Buyer under the same terms. Seller shall deliver to Buyer on the Closing Date a schedule of such holds.

     (q) As of 12:01 a.m. on the day following the Closing Date, Seller will discontinue its insurance coverage maintained in connection with the Branch Office and the activities conducted thereon, and risks of damage to or the destruction of the Branch Office improvements, equipment, and other tangible assets to be purchased by Buyer will be transferred to it as of that time.


V.REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that:

     (a) Seller is duly organized and validly existing under the laws of the State of Texas; it has the corporate power and authority to own and operate its properties and to conduct its business as a savings bank in the manner in which it is presently being conducted; and it has the corporate power and authority to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby have been duly authorized by all necessary corporate action to be taken on the part of Seller; and upon execution and delivery, this Agreement and each of such other documents and instruments will be valid and binding obligations of Seller, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting the conservatorship or receivership of Texas Savings banks and the enforcement of creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

     (c) The execution and delivery of this Agreement and of the other instruments and documents contemplated hereby, and the performance of the transactions contemplated hereby and thereby, do not and will not conflict with, violate, breach or cause a default under the Charter or Bylaws of Seller, or, to the knowledge of Seller, any agreement or other instrument to which Seller is a party or by which it is bound and which relates to the Branch Office, or any order, judgment, injunction, decree or award of any court, arbitrator, government or governmental agency by which Seller is bound and which relates to the Branch Office; or constitute a violation by Seller of any law, ordinance, rule or regulation of any governmental authority as such laws, ordinances, rules or regulations relate to the Branch Office or the conduct of Seller's business thereat.

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

     (d) The Deposit Liabilities are insured by the FDIC through the SAIF to applicable limits and no action is pending or, to the knowledge of Seller, threatened with respect to the termination of such insurance. All of the Deposit Liabilities were originated or purchased and are in material compliance with the documents governing the relevant type of Deposit Liability and all applicable federal and state laws, rules, regulations, orders, judgments, injunctions, decrees and awards. Seller has properly accrued interest on the Deposit Liabilities and the records respecting the Deposit Liabilities accurately reflect such accruals of interest. The Deposit Liabilities to be transferred hereby are deemed by the FDIC to be SAIF deposits.

     (e) The improvements and building systems comprising the Real Estate are in good operating condition and repair giving consideration to its age and use and subject to ordinary wear and tear and to Seller's knowledge, without investigation, there are no material defects in the structural components comprising the Real Estate or in any building or mechanical systems located therein. Except as disclosed to Buyer, no notice of any condemnation or eminent domain proceedings, litigation, liens, or other proceedings or actions has been received by Seller, or to the best of Seller's knowledge, threatened with respect to the Real Estate.

     (f) There are no unpaid ad valorem taxes relating to the Real Estate or the equipment used therein and Seller is not aware of any other unpaid taxes that could result in liens being placed against the Assets.

     (g) Seller has good, marketable and assignable title, free and clear of all liens, claims and encumbrances, other than as set forth on Exhibit F or disclosed in writing to Buyer, to the Real Estate and the improvements thereon, subject, however, to the terms of the tenant leases, true and correct copies of which will be provided by Seller to Buyer within fifteen (15) business days following execution of this Agreement.

     (h) Seller has good and marketable title to the Operating Assets free and clear of all liens, claims, charges, security interests and encumbrances. Seller has not undertaken any construction or improvements on the Real Estate which would give rise to any mechanics or other liens which Buyer would be required to discharge.

     (i) ALL OPERATING ASSETS TO BE CONVEYED OR ASSIGNED BY SELLER ARE CONVEYED OR ASSIGNED "AS-IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY AS TO VALUE, NATURE, CONDITION (OTHER THAN THAT ALL SUCH OPERATING ASSETS ARE IN GOOD OPERATING CONDITION, NORMAL WEAR AND TEAR EXCEPTED), INCOME, SUITABILITY, LEGAL COMPLIANCE, MERCHANTABILITY, MARKETABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. SELLER AGREES TO MAINTAIN THE OPERATING ASSETS THROUGH THE CLOSING DATE, ORDINARY WEAR AND TEAR EXCEPTED. BUYER'S CLOSING AND CONSUMMATION OF THE

TRANSACTIONS DESCRIBED HEREIN SHALL EVIDENCE ITS SATISFACTION WITH THE CONDITION OF THE REAL ESTATE, THE LEASES, AND THE OPERATING
ASSETS.

     (j) The Seller has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Other than the regulatory approval described in Section VII(m), which approval the Seller shall use its best efforts to receive on or prior to the Closing Date, no approval, consent, authorization or action of, filing with, any government body or other third party is required on the part of the Seller in connection with (a) the execution, delivery or performance by the Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by the Seller of the transactions contemplated hereby.

     (k) As of the date of this Agreement there is no action, suit, or proceeding or, to the knowledge of Seller, investigation of any nature pending, or to the knowledge of the Seller, threatened against or affecting the Seller before any court or arbitrator or any governmental body, agency, or official that challenges the validity or legality of the transactions contemplated by this Agreement or which would adversely and materially affect the Assets, the Deposit Liabilities or the Branch Office or which could materially adversely and materially affect the ability of the Seller to perform its obligations under this Agreement.

     (l) Seller has not retained or otherwise engaged any broker, finder or any other person or agreed to pay any fee or commission to any agent, broker or other person for or on account of this Agreement or the transactions contemplated hereby.

     (m) To the best of Seller's knowledge, each Loan is a legal, valid and binding obligation of the borrower, adequately secured by a related Deposit Liability in an amount at least equal to the amount of the Account Loan (or other collateral if the Loan is not an Account Loan), has been originated or purchased and serviced materially in accordance with all applicable laws, regulations and orders, and is authorized under applicable laws, regulations and orders to be transferred by Seller to Buyer hereunder, and Seller is not subject to, and Buyer will not be subject to, any liability for violations of any applicable law, regulation or order with respect to any such Loan arising out of actions or events occurring prior to the Closing Date or the transfers contemplated hereby. Seller is the sole owner of each Loan, free and clear of all liens, claims, security interests, charges and encumbrances and has the exclusive right to transfer each Loan to Buyer.

     (n) Seller is not a party to any collective bargaining agreement. There are no employment contracts between the Seller and any of the Employees (as is hereinafter defined) not terminable on 30 calendar days' notice or less after the Closing Date. The Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch Office, and the Seller is not aware of any pending organizational efforts at the Branch Office. To the best of its knowledge, there has been no indication to the Seller that a union organizational effort to labor disturbance is likely at the Branch Office prior to the Closing Date. The Seller has not entered into any agreement or otherwise made any commitment or representation to any of the Employees with respect to their employment by the Buyer. To the extent required by law, as of the Closing Date the Seller will have provided all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to all former employees of the Seller at the Branch Office after the Closing Date and to all other persons who became "qualified beneficiaries" under COBRA with respect to any group health plans maintained by the Seller for its employees, and the Seller will have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of the Seller who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

     (o) To the actual present knowledge of the Seller without investigation or inquiry of any kind, all of the Properties are free from contamination with any wastes, pollutants, chemicals, asbestos, polychlorinated biphenyls, underground storage tanks, or any other substance the presence of which on the property in question is prohibited under any Environmental Law, or which under any Environmental Law requires special handling or notification of or reporting to any governmental entity in its generation, use, handling, collection, treatment, storage, recycling, transportation, recovery, removal, discharge or disposal (collectively "Hazardous Materials"). The term "Property" or "Properties" shall include all real property owned or leased by the Seller relating to the Branch Office, including but not limited to the Real Estate and all improvements, and fixtures thereon. The term "Environmental Laws" means all laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials.

     (p) Seller, to the best of its knowledge, is not a party to or participant in any multi employer plan (as defined in Section 3(37) of ERISA) and has not withdrawn from any such plan or incurred any withdrawal liability to or under any such plan.

     (q) Seller, to the best of its knowledge, has received all licenses, permits and authorizations (including, without limitation, occupancy permits) necessary to use, occupy and operate the Branch Office for the purpose for which it is now used, occupied and operated, and such licenses, permits and authorizations are now in full force and effect and are fully transferable to the Buyer at no charge (except customary, minor filing fees).

     (r) The most recent rating received by Seller under the Community Reinvestment Act was not less than "satisfactory."

     (s) No representation or warranty by the Seller contained in this Agreement, or disclosure by the Seller in any certificate or other instrument or document furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement, and no information furnished or to be furnished by the Seller for use in applications to various regulatory authorities contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were or are made, not misleading in any material respect.

     (t) Between the date hereof and the Closing Date, the Seller shall promptly advise the Buyer in writing of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

     (u) Seller has provided Buyer as set forth on Exhibits B and E attached hereto, the month-end account schedules and trial balances, including a list of past due Account Loans, with respect to the Assets and Deposit Liabilities of the Branch Office as of February 26, 1996 (the "Account Schedules").


VI.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     (a) Buyer is a national banking association duly organized and validly existing under the laws of the United States, it has the corporate power and authority to own and operate its properties and to conduct its business as a national bank in the manner in which it is presently being conducted, and it has the corporate power and authority to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action to be taken on the part of Buyer; and, upon execution and delivery, this Agreement and each of such other documents and instruments will be valid and binding obligations of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyances, fraudulent transfers or other similar laws relating to or affecting the conservatorship or receivership of National banking associations and the enforcement of creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

     (c) The execution and delivery of this Agreement and of the other instruments and documents contemplated hereby do not and will not conflict with, violate, breach or cause a default under the Articles of Association or Bylaws of Buyer, or, to the knowledge of Buyer, any agreement or other instrument to which Buyer is a party or by which it is bound, or any order, judgment, injunction, decree or award of any court, arbitrator, government or governmental agency by which Buyer is bound; or result in the creation of any lien, charge or encumbrance upon the assets of Buyer or any part thereof; or constitute a violation by Buyer of any law, ordinance, rule or regulation of any governmental authority as such laws, ordinances, rules or regulations relate to Buyer or the conduct of its business.

     (d) The deposit accounts of Buyer are insured by the FDIC through the Bank Insurance Fund ("BIF"), and no action is pending or, to the knowledge of Buyer, threatened with respect to the termination of such insurance. The Buyer has the power and authority to acquire deposits insured by the SAIF.

     (e) Buyer has not retained or otherwise engaged any broker, finder or any other person or agreed to pay any fee or commission to any agent, broker or other person for or on account of this Agreement or in connection with the transactions contemplated hereby.

     (f) Buyer has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Other than the regulatory approval described in Section VII(m), which approval the Buyer shall use its best efforts to receive on or prior to the Closing Date, no approval, consent, authorization or action of, filing with, any government body or other third party is required on the part of the Buyer in connection with (a) the execution, delivery or performance by the Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by the Buyer of the transactions contemplated hereby.

     (g) There is no action, suit, or proceeding or to the knowledge of Buyer, investigation of any nature pending against Buyer or, to the knowledge of Buyer, threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency, or official which challenges the validity or legality of the transactions contemplated by this Agreement or which would adversely and materially affect the regulatory capital of Buyer or which could materially adversely affect the ability of Buyer to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

     (h) Between the date hereof and the Closing Date, the Buyer shall promptly advise the Seller in writing of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

     (i) No representation or warranty by the Buyer contained in this Agreement or disclosure by the Buyer in any certificate or other instrument or document furnished or to be furnished by or on behalf of Buyer for use in applications to various regulatory authorities, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

     (j) The most recent rating from the Office of the Comptroller of the Currency received by the Buyer under the Community
Reinvestment Act was not less than "satisfactory."

     (k) The Buyer is in compliance with all applicable capital standards as of the date hereof and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated herein solely as a result of its current level of regulatory capital. As of the date hereof, there are no pending or, to the best of the Buyer's knowledge, threatened legal or governmental proceedings against the Buyer or any affiliate of the Buyer that would affect the Buyer's ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.


VII. COVENANTS

     (a) Each party hereto will cause all internal, non-public financial and business information obtained by it from the other party or otherwise to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information) and will not use such information for any purpose other than the purposes set forth in this Agreement; provided however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict either party from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement. In the event that a party hereto becomes legally compelled to disclose any of the confidential information furnished to it by the other party pursuant to applicable law or regulation or by legal process, the party from whom the information is sought will provide to the other party with prompt notice in order that said party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that compliance with the provisions of this Agreement is waived by the party about whom such information is sought, the party being compelled to furnish the information will furnish only that portion of the confidential information that is legally required based on a written opinion of counsel to that effect and the party being compelled to furnish the information will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the confidential information. The disclosing party shall not be liable for the disclosure of the confidential information hereunder to a tribunal or governmental agency compelling such disclosure unless such disclosure to such tribunal or governmental agency was caused by or resulted from a previous disclosure by said party or any of its Agents, not permitted by this Agreement. If the transactions contemplated hereby shall not take place, all non-public financial statements, documents and other materials obtained by one party from the other and all copies thereof shall be returned to the originating party and shall not hereafter be used by the other party.

     (b) On and after the Closing Date, the Buyer shall not use the name, tradename, servicemark, logo or other intellectual property of the Seller in any manner in connection with the operation of the Branch Office. Buyer acknowledges that Seller is not transferring to Buyer any right, title, or interest in or to, or any right or license to use, Seller's name (or any name or initial similar thereto or of any affiliates of Seller), or any trademark, servicemark, tradename, or symbol, in connection with the Branch Office or otherwise. No activity conducted by the Buyer on or after the Closing Date shall state or imply that the Seller is in any way involved as a partner, joint venturer or otherwise in the business of the Buyer.

     (c) Upon the execution of this Agreement, Seller shall provide Buyer, its agents, attorneys, accountants and employees access during normal business hours and upon reasonable notice to the premises and records of the Branch Office in order to conduct such investigation of the business of the Branch Office and the Assets, Deposit Liabilities and Leases to be transferred pursuant to this Agreement, and to the collateral and documents related thereto, that Buyer deems necessary or appropriate, provided that such inspection shall not disrupt or unduly interfere with the conduct of Seller's business. Seller will furnish to Buyer copies of such documents and information with respect to the business, properties and personnel of the Branch Office as Buyer shall from time to time reasonably request.

     (d) Buyer will not, except as otherwise set forth herein or with the prior written consent of the Seller, communicate directly or indirectly with the customers of the Branch Office in any manner prior to the Closing Date.

     (e) Between the date hereof and the Closing Date, Seller shall not engage in any transaction related to the Branch Office except in the ordinary course of business as heretofore conducted, nor shall Seller take any action which would materially impair Buyer's right hereunder to, or the value of, the Assets and Deposit Liabilities to be acquired and assumed hereunder and Seller will exercise its reasonable best efforts to maintain existing employees and to maintain existing customers.

     (f) From the date hereof until the Closing Date, Seller (i) will use its reasonable best efforts to obtain and retain deposit accounts and (ii) will set rates for time deposit products offered to the customers at the Branch Office as set forth on Exhibit "M" attached hereto.

     (g) On or after the Closing Date, Buyer shall assume and discharge, in the usual course of banking business, Seller's obligations with respect to the safety deposit box business at the Branch Office in accordance with the terms and conditions of contracts or rental agreements related to such business, and Buyer will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them and safety deposit box rental payments (not including late payment fees), collected by Seller between the date of this Agreement and the Closing Date shall be prorated with the Buyer as of the Closing Date. At the Closing Date, the Seller shall pay the Buyer an amount equal to all key and other deposits paid by customers of the safe deposit boxes, and the Buyer shall be obligated to pay such key deposits to the customers in accordance with their respective safe deposit agreements.

     (h) The Buyer, in its sole discretion, may offer employment to any employees employed by the Seller at the Branch Office at the Closing Date (the "employees"), with base salary as determined by the Buyer. As of the Closing Date, the employees may be treated by the Buyer as "new hires" for all purposes, including without limitation, to participate in the Buyer's health insurance plan, employee stock ownership plan, and 401K plan. Nothing in this
Section is intended, nor shall it be construed, to confer any rights or benefits upon any person other than the Buyer and the Seller.

     (i) From the date hereof through the Closing Date: (i) the Seller shall materially comply with all laws and private covenants and restrictions relating to the Branch Office; (ii) the Seller shall perform all conditions to any permits or approvals necessary to operate the Branch Office; (iii) the Seller shall maintain the Branch Office in good working order and repair; (iv) the Seller shall timely perform all its obligations under any contracts or arrangements affecting the Branch Office; and (v) the Seller shall not modify, terminate or extend any existing management, employee, maintenance, operating, service or other contracts or arrangements, nor enter into any new contracts or arrangements, which would materially affect the Branch Office on or after the Closing Date, without the prior written approval of the Buyer, which shall not be unreasonably withheld.

     (j) From the date hereof through the Closing Date, the Seller shall cooperate and work with the Buyer to complete the tasks required to facilitate the conversion of the Deposit Liabilities. Such tasks include, but are not limited to, providing the Buyer with updated tapes, reports, and other items as are necessary to complete the conversion process and related testing procedures. Within 30 calendar days from the date hereof, the Seller shall provide the Buyer, at the Seller's expense, with initial computer tapes, reports and related documentation of the Deposit Liabilities. The Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Deposit Liabilities for a period of 90 calendar days following the date that the conversion is completed. Conversion will occur on the calendar day following the Closing Date.

     (k) The Seller shall, at its own expense, remove exterior signage and the lettering and/or fascia (but not the sign structure) of all interior signs from the Branch Office depicting the name "Coastal Banc ssb" within five 5 business days after the Closing Date. The Seller shall not be responsible for the expenses incurred in connection with the construction or placement of any signs by the Buyer at the Branch Office.

     (l) Within 30 calendar days from the date of this Agreement, the Seller will provide the Buyer with copies of the forms of signature cards, deposit account forms, Regulation E disclosures,

Truth-in-Savings disclosures, deposit account agreements, Keogh agreements, and IRA trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch Office in connection with the Deposit Liabilities. For purposes of this paragraph, all referenced documents shall be the forms used by the Seller as of the date of this Agreement for new customers.

     (m) As soon as practicable after the execution of this Agreement, the parties shall, at their own respective expense, prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of each respective party for the transactions described in this Agreement to be consummated, including without limitation applications with the Office of the Comptroller of the Currency, the Texas Savings and Loan Department, the FDIC and the Office of Thrift Supervision. Thereafter, the parties shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the transactions contemplated herein to be consummated. Each party shall deliver to the other, prior to filing thereof, copies of the nonconfidential portions each and all such applications, filings, registrations, and notifications for which such party is principally responsible and any supplement, amendment, or item of additional information in connection therewith as may be reasonably necessary for the transactions contemplated herein to be consummated. Each party shall also deliver promptly to the other a copy of the nonconfidential portions each material notice, order, opinion, and other item of correspondence received by such party from such federal and state authorities or from any other party relating to such filings and shall advise the other party, at the other party's request, of developments and progress with respect to such matters.

     (n) Within thirty (30) calendar days from the date of this Agreement, the Seller shall deliver to the Buyer and the Buyer's counsel a title commitment (including all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment) (the "Commitment") issued by a title company acceptable to Seller and Buyer (the "Title Company") covering the Real Estate and a copy of the survey plat currently in the possession of Seller dated October 19, 1994 (the "Survey"). The Commitment shall reflect that the Buyer has good and indefeasible title to the Real Estate, subject only to (1) any shortages in area, (2) taxes for 1996 and subsequent years and subsequent assessments for prior years due to a change in land usage or ownership, (3) existing building and zoning ordinances, (4) utility easements, and (5) reservations or other exceptions accepted or deemed waived by the Buyer. Seller shall be responsible for the cost of copies of the present survey, transfer document preparation, title insurance policy, and costs associated with obtaining of consents for assignment of any leases and their assignment, and other expenses normally paid by the Seller in a commercial real estate transaction. Buyer shall be responsible for the cost of its own attorneys fees and expenses and recording cost and other expenses in connection therewith normally paid by a purchaser in a commercial real estate transaction, and the cost of an updated survey, if Buyer elects to obtain same.

If the Commitment contains any exceptions other than those described in Exhibit F, the Seller shall make a good faith effort to cure such exceptions. The Buyer may object to any remaining uncured exceptions by providing written notice of such objection on or before the close of business on the tenth business day after delivery of the Commitment and the Survey to the Buyer. All objections raised by the Buyer are referred to herein as the "Objections". Within thirty (30) calendar days after receipt of the Objections, the Seller shall either (i) remedy or remove all Objections, or (ii) notify the Buyer that the Seller has elected not to remedy or remove some or all of the objections. In the event the Seller gives the notice set forth in the preceding sentence of this Section VII(n), or in the event the Seller fails to remedy or remove all Objections within said thirty (30) calendar-day period, the Buyer may (as its sole remedy) on or before close of business on the fifth business day after said thirty (30) calendar-day period (or, if applicable, on or before close of business on the fifth business day after receipt of the Seller's notice), terminate this Agreement in its entirety by giving the Seller written notice, whereon this Agreement shall terminate and have no further force and effect except as set forth in Section XV(c) hereof. If the Buyer fails to terminate within the said five (5) business day period, the Buyer shall be deemed to have waived its Objections.

At the Closing, the Seller shall, at its expense, cause the Title Company to issue Texas Owner's Policy of Title Insurance, covering the Real Estate in the amount equal to its value on the books of the Seller as of the Closing Date. Such policy shall guarantee the Buyer's title to the Real Estate to be good and indefeasible subject only to the exceptions set forth in Exhibit F or waived by Buyer as provided herein.

     (o) Neither Seller nor Buyer shall voluntarily undertake any course of action inconsistent with the satisfaction of the requirements applicable to it in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein provided to be performed by it and to cause all the conditions precedent to consummation to be satisfied.

     (p) Except as may be required by regulatory authorities, the Seller shall not, without the prior consent of the Buyer which shall not be unreasonably withheld: (a) transfer to the Seller's other branches any Assets; (b) transfer to the Seller's other branches any Deposit Liabilities (it being understood that any deposits not being transferred pursuant hereto are not included in such prohibition against transfer) except upon the unsolicited request of a depositor in the ordinary course of business; (c) except as required by the fiduciary duty of the Seller's Board of Directors, with the advice and upon the opinion of counsel, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities except in the ordinary course of business or pursuant to this Agreement; (d) invest in any fixed assets or improvements to the Branch Office, expect for improvements currently in progress and except for replacements of furniture, furnishings and equipment purchased or made in the ordinary course of business; or (e) enter into any material contract, commitment, lease or other transaction relating to the Branch Office.

     (q) The Seller shall furnish the Buyer within twenty (20) calendar days of each month end, between the date of this Agreement and the Closing Date with month-end account schedules and trial balances, including a list of past due loans, with respect to the Assets and Deposit Liabilities of the Branch Office.

VIII.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject to the fulfillment (or waiver in writing by Buyer), on or prior to the Closing Date, of each of the following conditions:

     (a) Buyer and Seller shall have received all required licenses, consents and regulatory approvals, of any relevant state, federal or other regulatory agencies necessary to permit the parties hereto to consummate the transactions contemplated by this Agreement, all required waiting periods shall have expired, and no consent or approval was conditioned upon the performance by Buyer of any additional and material act or payment of any material sum, other than usual application and filing fees and legal costs.

     (b) The representations and warranties of Seller shall be true and correct in all material respects on the Closing Date and Seller shall not have breached any of its covenants under this Agreement and shall have complied with all of its obligations under this Agreement.

     (c) The Seller shall have delivered the following documents to the Buyer:

          (i) An Assignment and Assumption of Accounts Agreement in substantially the form set forth in Exhibit H hereto.

          (ii) If applicable, an Assignment and Assumption of Contracts in substantially the form set forth in Exhibit I hereto.

          (iii)     An Appointment of Successor Trustee for
Individual Retirement Accounts and Keogh Accounts in substantially the form set forth in Exhibit J hereto.

          (iv) A Bill of Sale in substantially the form set forth in Exhibit K hereto.

          (v) A Special Warranty Deed in substantially the form set forth in Exhibit L hereto.

          (vi) Such other bills of sale, assignments, and other instruments and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good and marketable title to the Assets pursuant to this agreement.

          (vii) Resolutions of Seller's Board of Directors, certified by Seller's Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (viii)    A certificate from the Secretary or Assistant
Secretary of Seller as to the incumbency and signature of officers.

          (ix) A certificate signed by a duly authorized officer of Seller stating that the conditions precedent to the obligations of the Buyer pursuant to this Agreement have been fulfilled.

          (x) Listings of the Deposit Liabilities as of a date not more than ten (10) business days prior to the Closing Date (the "Deposit Listings") on magnetic tape which Deposit Listing shall include account number, the outstanding principal balance, and the accrued interest.

          (xi) Original documents properly endorsed for transfer, reflecting the assignment of all notes, guarantees, security agreements and any other agreements to inure to the benefit of the Buyer with respect to the Loans;

          (xii) A list, certified by an authorized officer of the Seller, setting forth all garnishments, similar court orders, tax liens and orders of any government entity received by the Seller within the last year that are valid and enforceable on the Closing Date with respect to the Deposit Liabilities;

          (xiii) Possession of the Assets and access to and keys for the Branch Office;

          (xiv) A list, certified by an authorized officer of the Seller, setting forth all holds which have been placed on any assumed Deposit Liabilities that are outstanding as of the Closing Date.

          (xv) The opinion of Seller's counsel as set forth in Section (e) to Article VIII below.

     (d) No action, suit, proceeding or claim shall have been instituted, made or threatened in writing by any person relating to the validity, propriety or closing of the transactions contemplated hereby and the result of which would be materially adverse to the operation by Buyer of the Branch Office.

     (e) Buyer shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel for Seller, or Linda B. Frazier, corporate counsel to Seller, dated as of the Closing Date, and in form and substance satisfactory to Buyer and its counsel to the effect that:

          (i) Seller is an existing Texas chartered savings bank under the laws of the State of Texas and has all the necessary power and authority to execute, deliver and consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery, and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by the Board of Directors of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, conservatorship, receivership or other similar laws relating to or affecting creditors rights generally or the rights of creditors of federal insured savings institutions, laws relating to the safety and soundness of insured depository institutions and to general principles of equity whether considered in a preceding at law or in equity. (Counsel for Seller need express no opinion as to the enforceability of Seller's obligations under Article XII hereof).

          (iii) All instruments of transfer to be delivered by Seller to Buyer at the Closing have been duly authorized by proper corporate action on the part of Seller, and have been duly executed on behalf of Seller.

          (iv) The execution, delivery, and performance of this Agreement does not violate any provisions of the Articles of Incorporation or By Laws of Seller, any provision of applicable law or the regulations thereunder that would prohibit consummation of the transactions contemplated by this Agreement in the manner herein contemplated.

          (v) To such counsel's knowledge, there are no actions, suits, or proceedings pending or threatened against Seller to enjoin consummation of, or to obtain other relief in connection with, the transactions contemplated by this Agreement.

          (vi) No consent, approval or authorization of or designation, declaration or filing with any Texas or Federal governmental agency or authority or other public persons or entities on the part of Seller, which has not been obtained or made, is required for the validity of the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby by Seller.

In rendering its opinion, such counsel may rely upon opinions of local counsel satisfactory to Buyer and as to matters of fact upon such certificates of officers of the Seller and governmental officials as such counsel deems appropriate.

     (f) Between the date hereof and the Closing Date, there shall have been no material damage to or destruction or condemnation of the Real Estate and improvements thereon; provided, however, that Buyer may elect to purchase the Real Estate and improvements thereon in the event of such damage, destruction or condemnation at the purchase price determined as provided in Article II, if such purchase price is reduced (to the extent such damage, destruction or condemnation is not fully covered by insurance the proceeds of which are assigned and paid to Buyer) in the amount of the reduction in fair market value of such property attributable to such damage, destruction or condemnation.

     (g) Between the date hereof and the Closing Date, there shall have occurred no material adverse change in the operations or business of the Branch Office.

     (h) On the Closing Date and to the extent in Seller's possession and reasonably capable of being separated from other accounts and records of Seller not pertaining to the Branch Office, Seller shall deliver to Buyer originals or copies of those financial, and operating records of Seller pertaining to the Branch Office, the Assets, Deposit Liabilities and Seller's customer lists, files, documents, papers, insurance policies (to the extent assigned to Buyer), agreements, books of account, ledgers and records of any kind or nature pertaining to the Assets, Deposit Liabilities, and the Branch Office. In the event that certain records are in the Seller's possession and not reasonably capable of being separated from other accounts and records of the Seller not pertaining to the Branch Office, the Seller agrees to provide the Buyer with reasonable access to such records during normal business hours as the Buyer may reasonably request, and Buyer agrees to pay the cost thereof at the rate charged by Seller to its customers as of the date of the research request. Buyer shall maintain the confidentiality of all information that it obtains that does not relate to the Branch Office and shall not use that information for any other purpose.

     (i) On the Closing Date, and by its execution and delivery to Buyer of a duly notarized written instrument in such recordable form as mutually shall be agreed upon by Buyer and Seller, Seller shall create and appoint Buyer as Seller's true and lawful attorney-in-fact, for Seller, and in Seller's name, place, and stead and on Seller's behalf, to execute, endorse, and act on, as necessary, any documents, notes, contracts, negotiable instruments, security agreements, or other documents or instruments as necessary to effect transfers of title, recordation of assignments of title and interest, cancellation of notes and all other collateral, discharge of liens, endorsement of negotiable instruments, and any other act necessary to effect any of the above transactions as may be required by the purchase, perfection, servicing, discharge, and cancellation of the Loans by Buyer.

To aid Buyer as attorney-in-fact for Seller, Seller agrees that Buyer may acquire and use appropriate stamps or other facsimile instruments bearing Seller's name for each execution, endorsement, discharge, or other act as reasonably may be necessary under this Agreement; provided, however that nothing herein shall obligate or authorize Buyer to use Seller's name as the party of record in any proceeding in any court or for any other purpose without the express prior written authorization of Seller.

IX.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligations of Seller to carry out the transactions contemplated by this Agreement are subject to the fulfillment (or waiver in writing by Seller) on or prior to the Closing Date, of each of the following conditions:

     (a) Seller and Buyer shall have received all required licenses, consents and regulatory approvals, of any relevant, state, federal or other regulatory agencies necessary to permit the parties hereto to consummate transactions contemplated by this Agreement, all required waiting periods shall have expired, and no consent or approval was conditioned upon the performance by Seller of any additional and material act or payment of any material sum, other than usual application and filing fees and legal costs.

     (b) The representations and warranties of Buyer shall be true and correct in all material respects on the Closing Date and Buyer shall not have breached any of its covenants under this Agreement and shall have complied with all of its obligations under this Agreement.

     (c) Buyer shall shave delivered the following documents to the Seller:

          (i) An Assignment and Assumption of Accounts Agreement in substantially the form set forth in Exhibit H hereto.

          (ii) If applicable, an Assignment and Assumption of Contracts in substantially the form set forth in Exhibit I hereto.

          (iii)     An Appointment of Successor Trustee for
Individual Retirement Accounts and Keogh Accounts in substantially the form set forth in Exhibit J hereto.

          (iv) Resolutions of Buyer's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (v)  A certificate of the Secretary or Assistant
Secretary of Buyer as to the incumbency and signatures of officers.

          (vi) A certificate signed by a duly authorized officer of Buyer stating that the conditions precedent to the obligations of Seller pursuant to this Agreement have been fulfilled.

          (vii) The opinion of Buyer's counsel as set forth in Section (e) of this Article IX.

     (d) No action, suit, proceeding, or claim shall have been instituted, made, or threatened in writing by any person relating to the validity, propriety or closing of the transactions contemplated hereby and the result of which would be materially adverse to Seller in its sale of the Branch Office.

     (e)  Seller shall have received an opinion of Jenkens &
Gilchrist, a Professional Corporation, counsel for Buyer, dated as of the Closing Date, and in form and substance satisfactory to the Seller and its counsel to the effect that:

          (i) Buyer is an existing national banking association in good standing under the laws of the United States and has all the necessary power and authority under the laws of the United States to execute, deliver and consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery, and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by the Board of Directors of Buyer. This Agreement constitutes the legal valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, conservatorship, receivership, or other similar laws relating to or affecting creditors generally and to general principles of equity, whether considered in a proceeding at law or in equity. (Counsel for Buyer need express no opinion as to the enforceability of Buyer's obligations under Article XII hereof).

          (iii) The execution, delivery and performance of this Agreement does not violate any provisions of the articles of association or bylaws of Buyer, any provision of applicable law or the regulations thereunder, that would prohibit consummation of the transactions contemplated in this Agreement in the manner herein contemplated.

          (iv) All instruments of transfer to be delivered by Buyer to Seller at closing have been duly authorized by proper corporate action on the part of Buyer, and have been duly executed on behalf of Buyer.

          (v) To such counsel's knowledge, there are no actions, suits, or proceedings pending or threatened against Buyer to enjoin consummation of, or to obtain other relief in connection with, the transactions contemplated by this Agreement.

          (vi) No consent, approval or authorization of or designation, declaration or filing with any Texas or Federal governmental agency or authority on the part of Buyer, which has not been obtained or made, is required for the validity of the execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated hereby by Buyer.

In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of officers of Buyer and governmental officials as such counsel deems appropriate.


X.   FURTHER ASSURANCES

     Each party will execute and deliver all additional documents or instruments reasonably requested by the other party to further evidence or assure the sales, transfers and assignments contemplated by this Agreement or to be used in any application or notice to be filed with applicable regulatory authorities. In the event of any dispute between either party and a holder of a liability or loan assumed or purchased by Buyer under this Agreement, each party shall cooperate with and make its records available to the other to the extent reasonably requested.


XI.  CONDUCT OF BUSINESS AFTER CLOSING

     As of the Closing Date, all of the Deposit Liabilities of Seller described on Exhibit B and as set forth on the Closing Statement shall become the accounts of Buyer of the same amount, terms, rate and maturity. All other deposit accounts of Seller shall remain accounts of Seller.


XII. INDEMNIFICATION

     (a) After the consummation of the Agreement, Seller shall indemnify and hold harmless Buyer, and its successors and assigns, against and from any loss, liability, obligation, claim, demand, damage or expense, including without limitation attorneys' fees and disbursements to the extent not otherwise covered by Buyer's insurance, which is directly or indirectly suffered or incurred by Buyer or any of its successors or assigns, and which arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, and of the following:

          (i) For any claim made by Buyer within eighteen (18) months after the Closing Date, for any false, misleading or inaccurate representation or warranty made by Seller in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, or any breach of any such representation or warranty; provided, however, that such eighteen (18) month limitation period shall not apply to any of Seller's representations or warranties concerning title to and lack of any claims, liens or encumbrances with respect to the Assets;

          (ii) For any claim made by Buyer within eighteen (18) months after the Closing Date, for any breach, violation or nonfulfillment by Seller of, or any failure by Seller to perform, any covenant, agreement, obligation or other provision contained in this Agreement;

          (iii) For any claim made by Buyer prior to the expiration of the appropriate statute of limitations for any claim, liability, obligation or penalty related to the Deposit Liabilities transferred pursuant to this Agreement arising out of or relating to Seller's preparation or submission of (or failure to prepare or submit) information, returns or reports required by applicable federal, state, city and county laws, rules, regulations, orders, judgments, injunctions, decrees and awards (and interpretations thereof) (including without limitation, the Federal Truth in Savings Act of 1991, as amended), except to the extent that such claim, liability or obligation is caused by Buyer's negligence;

          (iv) For any claim made by Buyer within eighteen (18) months after the Closing Date for any claim or liability arising out of the Seller's failure to properly record accrued interest on the Deposit Liabilities;

          (v) For any claim made by Buyer within eighteen (18) months after the Closing Date for any claim, liability, obligation or penalty incurred or suffered by the Buyer in connection with the Seller's operation of the Branch office on or before the Closing Date including operation of the safe deposit business of the Branch Office;

          (vi) Any action, lawsuit or other proceeding arising from or relating to any of the foregoing if a claim is made by Buyer within the period set forth above; provided however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against Buyer in respect of which Buyer proposes to demand indemnification, Buyer shall notify the Seller thereof within a reasonable period of time after such assertion. Subject to rights of or duties to any insurer or other person or entity having liability therefor and to such conditions as Buyer may determine to be reasonably necessary for the protection of its interests, Seller shall have the right within ten business days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel, which counsel must be reasonably acceptable to Buyer, and at any time thereafter to exercise on behalf of Buyer any rights which may mitigate any of the foregoing; provided, however, that if the Seller shall have exercised its right to assume such control, Buyer (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by the Seller, and in the latter case, at Buyer's sole expense) in any such matter, and in such event counsel selected by the Seller shall be required to cooperate with such counsel of Buyer in such defense, compromise or settlement for the purpose of informing and sharing information with Buyer and (ii) will, at its own expense, make available to Seller those employees of Buyer or any affiliate of Buyer whose assistance, testimony or presence is necessary to assist the Seller in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment, except that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Buyer and its affiliates. No such action, suit, proceeding claim, liability, demand or assessment shall be settled without the prior written consent of Buyer, which shall not unreasonably be withheld.

     (b) After the consummation of the Agreement, Buyer shall indemnify and hold harmless Seller, and its successors and assigns, against and from any loss, liability, obligation, claim, demand, damage or expense, including without limitation attorney's fees and disbursements, to the extent not otherwise covered by Seller's insurance which is directly or indirectly suffered or incurred at any time by Seller or any of its successors or assigns, and which arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, any of the following:

           SI For any claim made by Seller within eighteen (18) months after the Closing Date, for any false, misleading or inaccurate representation or warranty made by Buyer in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, or any breach of any such representation or warranty;

          (ii) For any claim made by Seller within eighteen (18) months after the Closing date, for any breach, violation or nonfulfillment by Buyer of, or any failure by Buyer to perform, any covenant, agreement, obligation or other provision contained in this Agreement.

          (iii) For any claim made by Seller prior to the expiration of the appropriate statute of limitations, for any claim, liability, obligation or penalty related to the Deposit Liabilities transferred pursuant to this Agreement arising out of or relating to Buyer's preparation or submission of (or failure to prepare or submit) information, returns or reports required by applicable federal, state, city and county laws, rules, regulations, orders, judgment, injunctions, decrees and awards (and interpretations thereof) (including, without limitation, the Federal Truth in Savings Act of 1991, as amended), except to the extent that such claim, liability or obligation is caused by the Seller's negligence;

          (iv) For any claim made by Seller within eighteen (18) months after the Closing Date, for any claim or liability arising out of Buyer's failure to properly record accrued interest on the Deposit Liabilities;

          (v) For any claim made by Seller within eighteen (18) months after the Closing Date, for any claim, liability, obligation or penalty incurred or suffered by Seller in connection with Buyer's operation of the Branch Office after the Closing Date; or

          (vi) Any action, lawsuit or other proceeding arising from or relating to any of the foregoing if a claim is made by Seller within the periods set forth above; provided however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against Seller in respect of which Seller proposes to demand indemnification, Seller shall notify the Buyer thereof within a reasonable period of time after such assertion. Subject to rights of or duties to any insurer or other person or entity having liability therefor and to such conditions as Seller may determine to be reasonably necessary for the protection of its interests, Buyer shall have the right within ten business days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel, which counsel must be reasonably acceptable to Seller, and at any time thereafter to exercise on behalf of Seller any rights which may mitigate any of the foregoing; provided, however, that if the Buyer shall have exercised its right to assume such control, Seller
(i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Buyer, and in the latter case, at Seller's sole expense) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Seller in such defense, compromise or settlement for the purposes of informing and sharing information with Seller and
(ii) will, at its own expense, make available to Buyer those employees of Seller or any affiliate of Seller whose assistance, testimony or presence is necessary to assist the Buyer in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment, except that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Seller and its affiliates. No such action, suit, proceeding claim, liability, demand or assessment shall be settled without the prior written consent of Seller, which shall not unreasonably be withheld.

     (c) The representations and warranties of Seller, on the one hand, and of Buyer, on the other hand, contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date as set forth in Section XII(a) and (b) above.


XIII.     AMENDMENT, WAIVER AND NOTICE

     (a) Any duly authorized officer of Seller or Buyer may make, execute and deliver such amendment or amendments, modifications, or supplements to this Agreement as any one of such officers signing any such amendment, modification or supplement on behalf of a party may approve, as shall be conclusively evidence by his or her signature to any such amendment, modification or supplement in such manner as may be agreed upon by them in writing at any time.

     (b) The failure of either party at any time or times require performance at any item prior to the Closing Date of any provision hereof shall in no manner affect such party's rights at a later time prior to the Closing Date to enforce the same. No waiver at any time prior to the Closing Date by either party of any condition, or of a breach of any term, covenant, representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, covenant, representation or warranty to this Agreement.


XIV. NON-SOLICITATION

     For and in consideration of the purchase by the Buyer of the Assets and assumption of the Deposit Liabilities, the payment of the purchase price and the other agreements and covenants contained in this Agreement, for a period of two (2) years following the Closing Date, Seller and its officers, directors and employees (for so long as they are employed by the Seller) shall not knowingly solicit the banking business of any customers of the Branch Office as of the Closing Date whose Deposit Liabilities or Account Loans are transferred to the Buyer pursuant to the terms of this Agreement. Notwithstanding the foregoing sentence, the Seller shall not be deemed to be in violation of this Section XIV by virtue of (a) general advertising by it (i) in publications that are normally distributed, or (ii) by means of radio or television advertising over stations that broadcast, in geographic areas that include the primary market area of the Branch Office and geographic markets served by the locations of the Seller other than the Branch Office, (b) mass mailings and telemarketings not exclusively directed at residents of Tom Green County and its contiguous counties, (c) the Seller's taking actions as may be required to comply with applicable laws, rules or regulations. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.
The Seller hereby acknowledges that the Buyer will be irreparably damaged if the provisions of this Section XIV are not specifically enforced. Accordingly, the Buyer shall be entitled to an injunction restraining any violation of this Section XIV by the Seller (with such bond or other security as the court may require), or any other appropriate decree of specific performance. Such remedy shall not be exclusive and shall be in addition to any other remedy by the Buyer that the Buyer shall have at law or in equity.


XV.  MISCELLANEOUS

     (a) Except as otherwise provided in this Agreement, Buyer and Seller shall pay their own expenses in connection with the transaction contemplated hereby.

     (b) Notwithstanding any other provision of this Agreement, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing Date as follows:

          (1) By mutual written consent of the Boards of Directors of Buyer and Seller.

          (2) By written notice of either Buyer or Seller in the event that the conditions precedent to their own obligations as set forth in Article VII and IX have not been met and satisfied or waived or shall have become impossible of fulfillment, or if the transactions contemplated hereby are not consummated on or before July 31, 1996, or such later date mutually acceptable to the parties.

          (3) By either Buyer or Seller upon written notification if any representation or warranty made herein by the other party or in any exhibit hereto or in any application, report, certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect when made or furnished; or

          (4) The expiration of 30 business days after any governmental agency has denied or finally refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said 30 business day period Buyer and Seller agree to submit or resubmit an application or appeal the decision of the regulatory authority which denied or finally refused to grant approval thereof.

     Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party hereto.

     (c) Upon any such termination as described in Article XIV(b) above, this Agreement shall thereupon automatically terminate and neither Buyer nor Seller shall have any liability or obligation hereunder to the other, except as follows:

          (1) Each party will return all documents, work papers and other materials received from the other party relating to the transactions contemplated hereby;

          (2) All information received by either party hereto with respect to the business of the other party or its subsidiaries (other than information which is a matter of public record or whose disclosure may be required by applicable law) shall be held in confidence and not disclosed to any other person or entity; and

          (3) Notwithstanding Article XIV(a) above and any other provision of this Agreement, a party which terminates this Agreement in a manner which is not permitted by Article XIV(b) above shall be liable for all expenses, including legal fees, incurred by the other party in connection with the transactions contemplated hereby, which right shall not be exclusive of the other party's right to seek damages.

     (d) All notices or other communications provided for or required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage paid) as follows:

          If to Seller:

               Coastal Banc ssb
               8 Greenway Plaza, Suite 1500
               Houston, Texas 77046
               Attention:     Catherine N. Wylie
                              Executive Vice President

          Copy to:

               Elias, Matz, Tiernan & Herrick L.L.P.
               734 15th Street, N.W., 12th Floor
               Washington, D.C. 20005
               Attention:     Jeffrey A. Koeppel, Esquire

          If to Buyer:

               First State Bank, N.A.
               547 Chestnut
               Abilene, Texas 79602
               Attention:     Bryan Stephenson
                              Chairman of the Board

          Copy to:

               Jenkens & Gilchrist, a Professional Corporation
               1445 Ross Avenue, Suite 3200
               Dallas, Texas 75202-2799
               Attention:     Peter G. Weinstock, Esq.

     (e) No party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the terms, conditions or the status of, the transactions provided for herein without first attempting to the extent reasonably possible and in all cases with regard to written matter, to clear such announcement, statement, acknowledgment, or revelation with the other party, provided that Buyer or Seller may make any such release or announcement which in the opinion of counsel for Seller or Buyer, as the case may be, is necessary or appropriate to comply with applicable law. The parties hereto agree that they will not unreasonably withhold, condition or delay any such clearances.

     (f) This Agreement may not be assigned by either Buyer or Seller without the prior written consent of the other. Any assignment made in violation of this provision shall be null and void and of no effect.

     (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to choice of law rules) and, to the extent applicable or preemptive, the laws of the United States.

     (h) If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, such judgment shall not impair any other provision hereof.

     (i) This Agreement, including all exhibits and schedules referred to herein and made a part hereof may be executed in counterparts, each of which shall be a valid and binding original, but all of which taken together shall constitute one and the same instrument.

     (j) This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No modification or termination of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any provision of this Agreement shall be deemed to be, or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written:


                                   COASTAL BANC ssb


Attest:  /s/_____________          By:  /s/ Manuel J. Mehos
                                        Manuel J. Mehos
                                        Chairman of the Board/CEO


                                   FIRST STATE BANK, N.A.


Attest:  /s/ Albert C. Jordan III  By:  /s/ Bryan Stephenson
         Senior Vice President          Bryan Stephenson
         and Cashier                    Chairman of the Board/CEO